Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-123932 on Form S-8 of our report dated March 31, 2011, relating to the 2010 consolidated financial statements and financial statement schedule (before the retrospective adjustments and retrospective application of the authoritative guidance to the consolidated financial statements and the financial statement schedule ) of Feihe International, Inc. and its subsidiaries (collectively, the “Company”), appearing in the Annual Report on Form 10-K of Feihe International, Inc., for the year ended December 31, 2012.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP

Deloitte Touche Tohmatsu Certified Public Accountants LLP
Beijing, the People’s Republic of China
March 27, 2013